Exhibit 14

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

ETHICAL & LEGAL CODE OF CONDUCT

POLICY:

It is appropriate for Oglebay Norton Company to reaffirm and amplify its Legal and Ethical Policy (“Policy”) for the benefit of all employees. The Policy which follows is intended to give general guidance on a wide range of legal and ethical issues. As is the case with policies with a broad scope, however, it is impossible to define appropriate conduct in all situations. In situations not explicitly covered by this Policy, Oglebay Norton employees should follow the high moral and ethical standards which this Policy sets as the general guide for all conduct.

Since this Policy is to apply to Oglebay Norton Company, its subsidiaries and affiliates, references to “Oglebay Norton Company”, “Oglebay Norton” and the “Company” are intended to also refer to Oglebay Norton Company, its subsidiaries and affiliates.

Many of the statements included in these guidelines are supported by detailed policies and procedures which are available on the Oglebay Norton intranet site under the “Legal Corner” section.

RESPONSIBLE OFFICE: Legal

PROCEDURE:

I. BASIC POLICY

A.	Observance of laws and regulations

1.	Simply put, Oglebay Norton expects that its employees should conduct their business dealings in accordance with both the letter and spirit of the law. All Oglebay Norton employees have an obligation to learn and adhere to the legal requirements which impact their jobs.

B.	High Moral and Ethical Standards

1.	Each Oglebay Norton employee has the obligation to carefully guard the Company’s interests and to vigorously protect and advance its position in the market place. These obligations should be advanced with integrity and high moral and ethical behavior as the proper guide maps. What is directly prohibited should not be attempted to be done indirectly.

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

II. CONSEQUENCES OF VIOLATIONS

A.	Failure to comply with this policy is grounds for disciplinary action, including dismissal.

III. EMPLOYEES AND EMPLOYMENT PRACTICES

A.	Oglebay Norton values the service of all its employees and treats each employee with dignity and a sense of worth. This includes safeguarding the confidentiality of employee records, respecting employee privacy and supporting as far as possible employees’ work-related aspirations. We are committed to informing employees quickly and fully on issues affecting them and listening to their ideas and concerns.

B.	The corporation strives to provide work that is satisfying and a work environment free from sexual harassment or other forms of harassment and to protect victims and witnesses against retaliation. Where employees are not represented by a labor union, the corporation rewards employees’ efforts through a competitive merit-oriented compensation program. The corporation provides employees with opportunities for continuing education and professional development.

C.	In its hiring and promotional practices, Oglebay Norton is committed to providing equal opportunity to all qualified individuals. Oglebay Norton seeks to create a workforce that is a reflection of the diverse population of the communities in which it operates.

IV. GENERAL COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

A.	Each employee must comply with all laws, rules, and regulations of the places where Oglebay Norton does business. If a law, rule, or regulation is unclear, or conflicts with a provision of this Policy, an employee should seek advice from Michael D. Lundin, Chief Compliance Officer and the Oglebay Norton Vice President and General Manager in charge of the employee’s business unit, but always seek to act in accordance with the ethical standards described in this Policy.

V. ENVIRONMENTAL LAWS AND REGULATIONS

A.	Compliance with environmental protection laws deserves the highest priority and attention at all levels of Oglebay Norton Company. Improper operation of Oglebay Norton facilities may result in illegal and harmful air emissions and water effluents. Improper management, treatment, storage or disposal of solid or hazardous waste can result in soil or groundwater contamination. Violations of environmental protection laws can be the basis for criminal fines and imprisonment, substantial civil fines and penalties, and enforcement orders by governmental agencies and civil suits brought by private litigants. Any suspected violations of environmental laws or regulations must be reported immediately to the Chief Compliance Officer and the Vice President and General Manager in charge of that business unit. Each employee should learn as much about environmental laws as his or her job requires, comply with them and evoke such compliance by his or her subordinates.

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

VI. ANTITRUST AND TRADE REGULATION LAWS

A.	Antitrust laws protect the fundamental principle that, in the market place, companies must compete separately, rather than jointly, without agreements or understandings which may restrict competition. While the principle upon which the antitrust laws are based is simple, the antitrust laws are very complex and technical in operation. There are, however, general concepts which all employees should keep in mind:

B.	Agreements (written or oral) or understandings with competitors in which matters of price, terms or conditions of sale, production, territories or customers or suppliers are discussed are not only bad business practices, but may be illegal.

C.	Contracts or other arrangements which involve restrictive agreements with suppliers or customers may be unlawful.

1.	Penalties for violations of the antitrust laws are severe for both the company and the individuals involved, even if the conduct was unintentional. You must seek legal advice on any issues which could turn on the interpretation of the antitrust laws.

VII. INTEGRITY OF OGLEBAY NORTON’S ACCOUNTS, EXPENSE REPORTS, BOOKS & RECORDS

A.	Oglebay Norton is a public company and as a result files reports and other documents with the SEC and will file reports on any stock exchanges on which its securities may trade. As well, Oglebay Norton issues press releases and makes other public statements that include financial and other information about its business, financial, condition and results of operations. Oglebay Norton and its employees endeavor to make full, fair, accurate, timely and understandable disclosure in reports and documents Oglebay Norton files with, or submits to, the SEC and in its press releases and public communications.

B.	As with most companies, each employee has a role in, and the responsibility for, maintenance of the Oglebay Norton’s books and records. All Company and employee data, including accounting information, employee time cards, business expense reports and other documents are examples of such records. The accuracy of these records, however, are dependant upon the quality of information on which they are compiled. All employees, therefore, have the duty and responsibility to see that all transactions are properly authorized, executed within the systems of internal controls established by Oglebay Norton, and accurately and truthfully reported. Complete

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

honesty and accuracy are expected. Such requirements are part of every employee’s job, and include the following:

1.	Oglebay Norton’s financial statements and other books and records must accurately reflect all transactions.

2.	Funds disbursed must be properly approved and promptly recorded and supported by receipts or other appropriate documentation.

3.	No undisclosed or unrecorded fund may be established for any purpose.

4.	No false, misleading or artificial statement or entries may be made for any purpose in the books and records of Oglebay Norton or in any external or internal correspondence, memoranda or communications of any type.

5.	All reporting must be truthful, accurate and complete.

VIII. CONFLICTS OF INTEREST

A.	A “conflict of interest” includes any circumstances which may cast doubt on an employee’s ability to act with Oglebay Norton’s best interests in mind. As such, every employee and members of his or her family, are to avoid those circumstances which may give rise to a conflict or an apparent conflict in the course of performing their duties. If an employee believes that a transaction, relationship or other circumstance creates or may create a conflict of interest, the employee should promptly report this concern to the Chief Compliance Officer.

B.	Conflicts of interest have the potential to arise in numerous situations. The following situations are only examples of the types of conduct which should especially be avoided:

1.	Employment by a competitor while an employee of Oglebay Norton;

2.	Significant (in relation to your net worth) investments in companies from which Oglebay Norton regularly purchases supplies or are customers of Oglebay Norton;

3.	Acceptance of gifts, payments or services, beyond standard business courtesies, from those either conducting, or seeking to conduct, business with Oglebay Norton;

4.	Placement of Oglebay Norton business with an employee or his or her relative, or with a firm in which an employee or his or her relative, directly or indirectly, holds a significant (in relation to the net worth of such person or firm) ownership interest. A “relative” shall include a spouse, child, grandchild, parent, grandparent, brother, sister, or the spouse of any of them. Placement of Oglebay Norton business with a person or firm which directly or indirectly engages any of the foregoing persons or firms to accomplish all or a portion of the subject matter of the contract must be disclosed using the attached disclosure form.

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

IX. CONFIDENTIAL OR PROPRIETARY INFORMATION

A.	Oglebay Norton has invested much in developing its trade secrets and other confidential business information. This confidential or proprietary information is of great value to Oglebay Norton and its stockholders.

B.	All confidential and proprietary information needs to be handled carefully to prevent even inadvertent or accidental disclosures. Examples of Oglebay Norton’s confidential or proprietary information include, without limitation, strategic plans, information regarding its financial, legal or business affairs, possible acquisitions, dispositions or investments, products, processes, research programs, technical data, marketing strategies, business operating results or projections, customer lists, personnel records and salary information, and manufacturing costs, processes and methods, and the confidential or proprietary information of other companies which Oglebay Norton has obtained pursuant to agreements with those companies. Any unauthorized use of Oglebay Norton’s confidential information, unless the Company had previously published such information for release to the general public, would violate our internal standards and could be illegal and bring civil and even criminal penalties. Towards that end, the following guidelines should be followed:

1.	During and after employment, employees and former employees shall not:

a.	Give or release to anyone not currently employed by Oglebay Norton any Oglebay Norton confidential or proprietary information, nor

b.	Make use of any Oglebay Norton confidential or proprietary information in any way, directly or indirectly, for the benefit of themselves, their family members, or other persons or entities.

C.	The acquisition of information about competitors’ businesses must not be obtained by illegal means such as theft, bribery, misrepresentation, espionage, inducement in recruiting or employment situations, or through other illegal means.

X. COMPUTER SOFTWARE AND COPYRIGHTED MATERIALS

A.	Oglebay Norton uses various copyrighted materials, including computer software, pursuant to various license agreements. Copying, which can include photocopying copyrighted materials or duplicating computer software, is general prohibited by those license agreements or by copyright law. It is the policy of Oglebay Norton Company to adhere to the terms of the license agreements covering the use of others’ copyrighted materials. As such, employees are not permitted to reproduce in any way any copyrighted materials, including computer software, which would be in

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

violation of the relevant license agreement or law. It is a crime to make unauthorized copies of copyrighted materials, including computer software, in violation of the relevant license agreement or law.

XI. E-MAIL

A.	Oglebay Norton equipment is not to be used to gather or distribute offensive, pornographic, or other inappropriate data; e-mail should be used only to support Oglebay Norton business objectives. Employees should not use the e-mail system to advance personal and political views, communicate jokes or inappropriate sexually explicit or offensive statements or conducting personal business.

B.	The use of profanity, derogatory epithets, innuendo and threatening or abusive language is strictly prohibited.

C.	To maintain the security, integrity and business purpose of our multiple information technologies, the corporation reserves the right to monitor and intercept the entire content of any messages transmitted or stored in its system, including information that has been deleted by users. As with other forms of Oglebay Norton correspondence, information and communications made via information technologies are not private communications. Monitoring activities, when undertaken, will comply with any statutory requirements. Any employee who receives any inappropriate communications on the above system should notify supervisory personnel immediately.

XII. INSIDER TRADING

A.	The securities laws prohibit anyone from trading in the stock of a company while in the possession of material inside information. “Material inside information” includes non-public information which a reasonable investor would consider “material” in deciding whether to purchase, sell or continue to hold an investment in a company. Any employee who is in possession of material inside information about Oglebay Norton, or any company with which Oglebay Norton does, or may, conduct business with may not purchase or sell any securities of that company.

B.	Oglebay Norton’s policy, along with the federal security laws, also prohibits the “passing along” of material inside information (commonly known as “tipping”) to others even though the person passing along the information (the “tipper”) does not receive any financial or other benefit.

C.	It is against the policy of Oglebay Norton for any employee to trade the Company’s securities, or the securities of any other company, in a way that attempts to hide the true identity of the trader, such as by using a fictitious name, the name of a relative or friend, or a brokerage account with a fictitious name.

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

D.	If you are uncertain about the legal rules involving your purchase or sale of any Oglebay Norton securities or the securities of any company with which Oglebay Norton does business, you should consult Oglebay Norton’s Vice President & General Counsel before acting. The securities laws provide for strict civil and/or criminal penalties for violations, regardless if the employee benefited from the transaction. In addition, Oglebay Norton may also be subjected to fines and other penalties.

XIII. BRIBES AND OTHER IMPROPER PAYMENTS

A.	It is against the policy of Oglebay Norton to make or accept bribes or other improper payments, or promises thereof, by any employee in connection with the Company’s business. Employees should avoid those activities which, under local laws or due to the excessive amounts of payments for commissions or agent fees, would lead one to suspect that a bribe would be paid in connection with the transaction.

XIV. POLITICAL CONTRIBUTIONS

A.	Oglebay Norton encourages its employees to participate in the political process. Such participation can include voluntary contributions to the candidates, parties or causes of their choice. It is Oglebay Norton’s policy, however, that:

1.	No Company funds or assets, including the work time of any employee, will be contributed, loaned or made available, directly or indirectly, to any political party or candidate for federal, state or local office. Certain expenditures of Company funds in connection with proper lobbying activity are permissible, however, with specific management approval.

2.	No employee may use the influence of his or her position to persuade another employee to work for candidates, political organizations or issues, or to make personal contributions to a party or candidate.

3.	Employees may participate in the political process, and make contributions as they see fit, on their own personal time and at their own expense.

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

XV. PARTICIPATING IN INDUSTRY ASSOCIATIONS

A.	Oglebay Norton belongs to a number of industry and trade associations. Because such associations bring competitors together to discuss issues of concern to our industry, contact with competitors at such meetings is unavoidable. Although these contacts are constructive in many ways, they are not immune from antitrust laws. Employees should adhere to the following guidelines and assure that the industry or trade association:

1.	Has well defined, constructive objectives and programs that are designed to promote the overall interest of the industry and the public.

2.	Consists primarily of standing committees with specific and limited functional purposes. Activities concerned with pricing or marketing products must be scrupulously avoided.

3.	Maintains various procedural safeguards applicable to the structure and operation of committees.

4.	Retains counsel to help ensure full observance of its policies and procedure and to provide guidance and protective advice from an antitrust standpoint.

5.	Limits contact to situations that do not violate – or even appear to violate – antitrust principles.

6.	If at any trade association meeting you become aware of any formal or informal discussion regarding prices, discounts, exclusion of members, terms and conditions of sale, refusal to admit members or to deal with a customer, or standardization among members of terms, warranties, or product specification, you should leave the meeting immediately and bring the matter to the attention of the Vice President & General Counsel.

7.	Employees who serve as committee members or who participate in industry associations should know enough about the subject of antitrust to be able to avoid actions or discussions that might raise questions.

XVI. RAISING CONCERNS

A.	The materials presented are intended to assist you in making ethical and legal choices. If after reviewing the guidelines any section is unclear or if you have questions or face situations that are not specifically addressed, please bring them to our attention.

1.	What To Report

a.	All employees must comply with the law. In addition to following the law, Oglebay Norton’s employees owe a responsibility to each other, their fellow stockholders and Oglebay Norton stakeholders to report:

i.	Criminal conduct

ii.	Violations of environmental, health or safety laws, regulations and permits

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

iii.	Violations of this Policy

iv.	Oglebay Norton conditions, equipment, raw materials, waste products or byproduct that are potentially dangerous to health or environment, whether illegal or not

v.	Examples of matters which should be reported include illegal disposal of wastes, false reporting of test results, price-fixing schemes, trading in the stock of Oglebay Norton Company (or any company with which it conducts business) based upon material inside information, and other illegal or dangerous conduct.

XVII. What Not To Report

A.	Examples of what not to report include poor work habits of fellow employees or supervisors (i.e. being asleep on the job or habitually late), misconduct of employees not related to the performance of their jobs, or mere suspicions which are unsupported by facts.

XVIII. How To Report

A.	A special telephone number is set aside: (216) 861-2886. This number rings in the office of Daniel C. Rose, Corporate Counsel. If Mr. Rose is unavailable, you can leave your message on voice mail and he will receive it promptly. You may, but need not, leave your name and/or telephone number on voice mail so he can get back to you for more facts. If you would feel more comfortable talking to your supervisor, you may report to him or her. He or she has the responsibility to report to the Chief Compliance Officer.

B.	Depending on the gravity of the matter reported, the Chief Compliance Officer may consult with an operational officer, higher in rank that anyone involved with the facts reported, to determine what action, if any, should be taken. There shall be no retribution against an employee for making a report in good faith, whether or not the report is verified. Oglebay Norton will not punish the person reporting for making the report and will make every effort to prevent retaliation by any individuals.

1.	What Happens To Your Report?

a.	The accuracy and completeness of your report will be investigated by persons under Mr. Rose’s supervision who are not in the chain of supervision over you. For instance, if you report on your supervisor, the investigation will be made by someone over whom your supervisor has no authority or influence. You will be expected to give the investigator more information as requested. Unless it becomes essential (e.g., for instance for you to be a witness in a prosecution, or pursuant to court order) your identity as the person reporting will not be disclosed, except on a confidential basis, to persons involved in the investigation of your report.

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

2.	What Happens To You If You Don’t Report?

a.	If you fail to report what seems to be a violation of law that is known to you, you are subject to disciplinary action. How serious the discipline will depend, among other things, upon whether you have responsibility for the wrong and how much knowledge you have. Discharge is a possibility in an extreme case.

3.	What Happens To You If You Do Report?

a.	Even if the Chief Compliance Officer doesn’t find that your report is well founded, or for any other reason doesn’t pursue the matter, Oglebay Norton will not punish you in any way for having made it in good faith. Oglebay Norton will also do everything it can to prevent any individual from retaliating against you for having made the report.

4.	What If You Just Have A General Question?

a.	Feel free to call Dan Rose for more information about legal and ethical conduct, reporting wrongful activity or related concerns or questions. His phone number is (216) 861-8737.

5.	Information Requests of the Chief Compliance Officer

a.	All Oglebay Norton Company employees are expected to respond positively and thoroughly to any request for information relating to compliance with this policy from the Chief Compliance Officer of Oglebay Norton Company, including anyone assisting the Chief Compliance Officer.

XIX. ANNUAL REMINDER OF POLICY

A.	All Oglebay Norton managers are responsible for promoting full compliance with Oglebay Norton’s Policy on Legal and Ethical Conduct in their respective areas. Managers must advise subordinates at least annually, and upon hiring, of the Oglebay Norton policy and the procedures for reporting violations. The Chief Compliance Officer shall arrange for an annual reminder of the policy to be sent to all managers. Anyone who loses his or her copy of this policy can and should request one from the Legal Department or the Chief Compliance Officer.

XX. WAIVERS

A.	Only Oglebay Norton’s Board of Directors may waive a provision of this Policy for Oglebay Norton’s executive officers, and any waiver should be appropriately disclosed in a report filed with the SEC within five days after the waiver. Waivers of this Policy for any other employee may be made only by the President and Chief Executive Officer, and then only under special circumstances.

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

ACKNOWLEDGEMENT FORM

I acknowledge that I have personally received a copy of Oglebay Norton Company’s Ethical and Legal Code of Conduct. I have registered and reviewed the Oglebay Norton Company Compliance & Education Center Website and passed all sections on the website that have been assigned to me. I am aware that there are Handbooks on the website that I may refer to and have reviewed the Policies of Oglebay Norton Company on the website. I know that if I have questions concerning this Policy, the Compliance & Education Center website, or ethical conduct, I should direct my questions to my supervisor, the Legal Department or the Chief Compliance Officer for appropriate answers. I am also aware that there is a Confidential Ethics Hotline where I can ask questions or report conduct confidentially. I understand the concept of shared accountability, which includes an obligation on my part to raise questions and concerns, report to the corporation any suspected violations of the guidelines, and to cooperate with investigations if I am requested to do so

Signature

Please type or print the following information:

Name

Facility, Office Location, or Vessel Name

Job Title

Date

Please return the completed certification to:

Daniel C. Rose

Corporate Counsel

Oglebay Norton Company

1001 Lakeside Avenue, 15th Floor

Cleveland, OH 44114-1151

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

Potential Conflict of Interest

Disclosure Form

Explain any existing or potential conflicts with Oglebay Norton Company’s Ethical & Legal Code of Conduct. Report all previously disclosed conflicts or potential conflicts where the situation continues to exist. Use reverse side or additional paper as necessary. If there are no existing potential conflicts, write “None”.

______________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

Signature:__________________________________________________________________
Date: _________________________________________

PLEASE PRINT OR TYPE THE FOLLOWING INFORMATION:
Name:__________________________________________________________________________________________________________________________
Position:___________________________________________________________________________________________________________________
Location:____________________________________________________________________________________________________________
Division:_____________________________________________________________________________________________________________
Phone Number:______________________________________________________________________________________________________________
Social Security Number:________________________________________________________________________________________________________

RETURN TO:

OGLEBAY NORTON COMPANY

CORPORATE HUMAN RESOURCES

1001 Lakeside Avenue, 15th Floor

Cleveland, OH 44114-1151

(“Confidential” envelope, please)

Corporate Policy # LG-002

Issue Date: 12/12/03

Revision Date: 12/12/03

Approved by:	/s/ Sylvie A. Bon	Date:	03-26-04
Vice President, Administration & CIO

Approved by:	/s/ Michael D. Lundin	Date:	03-26-04
President and Chief Executive Officer